Exhibit 14.1

CLAYMONT STEEL HOLDINGS, INC.

CODE OF CONDUCT

I. Introduction

The reputation and integrity of Claymont Steel Holdings, Inc. (the “Company”) is a valuable asset that is vital to the Company’s success. Each Company employee, including each of the Company’s officers, and each Company director is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. This Code of Conduct (the “Code”), which applies to all directors, officers and employees of the Company (collectively referred to as “Company Personnel”) has been adopted to help Company Personnel meet these standards.

It is the policy of the Company: (a) to comply with all applicable governmental laws, rules and regulations; (b) to expect that all Company Personnel at all times observe honest and ethical conduct in the performance of the Company’s related responsibilities, including the avoidance of conflicts of interest; (c) to expect all Company Personnel to treat others with dignity, including other employees, stockholders, customers and vendors; and (d) to encourage and support internal disclosure of any violation of this policy for appropriate action.

While this Code is designed to provide helpful guidelines, it is not intended to address every specific situation. Nevertheless, in every instance, we require that Company Personnel act honestly, fairly and with a view towards “doing the right thing.”

The Code governs the business-related conduct of all Company Personnel, including, but not limited to the chief executive officer, chief financial officer and all other officers of the Company. The code applies to directors who are not employees of the Company insofar as it relates to their roles as directors.

Our Board of Directors is ultimately responsible for the implementation of the Code. The Board has designated David Clark to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code. Company Personnel should feel free to direct questions concerning this Code to the Compliance Officer.

The Company shall make this Code available on its website at www.claymontsteel.com and shall disclose such availability in its Annual Report on Form 10-K.

II. Compliance With Law

A variety of laws apply to the Company and its operations. Company Personnel are expected to comply with all such laws as well as rules and regulations adopted under such laws. Examples of criminal violations under these laws include:

•	stealing, embezzling or misapplying corporate or bank funds;

•	using threats, physical force or other unauthorized means to collect money;

•	making false entries in the books and records of the Company, or engaging in any conduct that results in the making of such false entries;

•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose;

•	utilizing Company funds or other assets or services to make a political contribution or expenditure; and

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making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of Company activities.

The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

III. Conflicts of Interest

Company Personnel are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest, which can occur or appear to occur in a wide variety of situations, can compromise the business ethics of Company Personnel. Generally speaking, a conflict of interest occurs when the personal interests of Company Personnel or members of their immediate family interferes with, or has the potential to interfere with, the interests or business of the Company. For example, a conflict of interest may occur where an employee or a family member receives a gift, a unique advantage, or an improper personal benefit as a result of the employee’s position at the Company. A conflict of interest could make it difficult for an employee to perform corporate duties objectively and effectively because he or she is involved in a competing interest. The following is a discussion of certain common areas that raise conflict of interest issues. However, a conflict of interest can occur in a variety of situations. You must be alert to recognize any situation that may raise conflict of interest issues and must disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company.

Outside Activities/Employment – Any outside activity must not significantly encroach on the time and attention Company Personnel devote to their corporate duties and should not adversely affect the quality or quantity of their work. In addition, Company personnel may not make use of corporate equipment, facilities or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support of any outside activity, and under no circumstances are employees permitted to take for themselves or their family members business opportunities that are discovered or made available by virtue of their positions at the Company. Moreover, Company Personnel may not perform services for or, except as noted in the following paragraph, have a financial interest in any entity that is or to such person’s knowledge may become, a vendor, customer or competitor of the Company. Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Employees may have a passive investment in up to one percent of the total outstanding shares of an entity that is listed on a national or international exchange, or quoted on Nasdaq, the OTC Bulletin Board or a similar quotation service, provided that the investment is not so large financially either in absolute dollars or percentage of the employee’s total investment that it creates the appearance of a conflict of interest.

Directors of the Company who are not employees of the Company must be sensitive to situations in which they may be associated with, or have business or financial interests in, corporations or other business entities that, from time to time, have business dealings with the Company or that may compete with the Company. While these relationships are not prohibited, they should be avoided where reasonably practicable. Any Company director who has or becomes engaged in such a relationship must promptly bring it to the attention of the Board of Directors. If a conflict cannot be avoided, it must be managed in an ethical and responsible manner.

Civic/Political Activities – Company Personnel are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of the Company’s involvement or endorsement.

Inventions, Books and Publications – Employees must receive written permission from the Compliance Officer before developing, outside of the Company, any products, software or intellectual property that may be related to the Company’s current or potential business.

Proper Payments – Company Personnel should pay for and receive only that which is proper. Company Personnel should not make or promise payments to influence another’s acts or decisions, and Company Personnel must not give gifts beyond those extended in normal business.

Gifts – Company Personnel and members of their families must not give or receive valuable gifts (including gifts or equipment or money, discounts or favored personal treatment) to or from any person associated with the Company’ vendors or customers. Acceptance of a gift in the nature of a memento, such as a conference gift or other inconsequential gift is permitted. Engaging in normal occasional business related entertainment, such as meals or use of sporting, theatrical or other public event tickets is permissible with the understanding that it is expected the Company Personnel will exercise sound judgment in reliance on this exception so as to avoid any situation that may otherwise be subject to question.

Loans – The Company will not make loans or extend credit guarantees to or for the personal benefit of directors and officers except as permitted by law and the listing standards of any exchange or quotation system on which Company Common Stock is listed. Loans or guarantees may be extended to other employees only with the Company’s approval.

Insider Trading – Employees are prohibited from trading in securities while in possession of material non-public information. Among other things, trading while in possession of material non-public information can subject the employee to criminal or civil penalties. The Company’s Policy Statement on Securities Trading by Company Personnel is incorporated by reference into this Code. If Company Personnel has any questions regarding non-public information and the use of such information or the Company’s policy on Trading of Securities then in effect, he or she should contract the Compliance Officer.

IV. Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company Personnel must endeavor to deal fairly with their colleagues and Company customers, suppliers and competitors. Company Personnel cannot steal proprietary information, use trade secret information obtained without the owner’s consent or induce such disclosures by past or present employees of other companies. No Company Personnel may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair-dealing practice. The knowing or deliberate falsification of any documents or data by Company Personnel may be the basis for immediate discharge and may subject such Company Personnel to civil and/or criminal penalties.

V. Proper Use of Company Assets

The Company’s assets, including facilities, materials, supplies, time, information, intellectual property, software and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of the Company’s assets without the Company’s approval is prohibited.

The obligation of Company Personnel to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject Company Personnel to civil and/or criminal penalties.

VI. Corporate Opportunities

Company Personnel cannot personally take for themselves opportunities discovered using Company property, information or position. Company Personnel cannot use Company property, information, or position for personal gain, and cannot compete with the Company directly or indirectly. It is the duty and responsibility of Company Personnel to advance the Company’s legitimate interests when the opportunity to do so arises.

VII. Delegation of Authority

Company Personnel, and particularly each of the Company’s officers and other managerial employees, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring.

VIII. Handling Confidential Information

Company Personnel should observe the confidentiality of information that they acquire by virtue of their employment by or affiliation with the Company, including information concerning customers, vendors, competitors and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or after two full business days following its disclosure in a press release or a report filed with the Securities and Exchange Commission. In addition, employees must safeguard proprietary information, which includes information that is not generally known to the public and has commercial value in the Company’s business. Proprietary information includes, among other things, software programs, source and object codes, trade secrets, ideas, techniques, inventions (whether patentable or not) and other information relating to designs, algorithms and research. It also includes information relating to marketing, pricing, customers, and terms of compensation for Company Personnel. The obligation to preserve proprietary information continues even after employment ends.

IX. Discrimination and Harassment

The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company will not tolerate any illegal discrimination or harassment of any kind. Relationships with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability. Illegal discrimination includes derogatory comments based on any of the preceding characteristics. Sexual harassment is defined as unwelcome sexual advances, any request for sexual favors, or any other verbal or physical conduct or a sexual nature in the workplace as well as any similar conduct that creates a hostile work environment.

X. Health and Safety

The Company strives to provide Company Personnel with a safe and healthful work environment. Company Personnel is responsible for maintaining a safe and healthy workplace for all of their colleagues by following safety and health practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

The Company shall not tolerate violence or threatening behavior in the workplace. Company Personnel are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company shall not tolerate the use of illegal drugs in the workplace or on any Company property.

XI. Environmental

Company Personnel are expected to understand and comply with all environmental laws and regulations applicable to their activities in the workplace. Questions or concerns about environmental compliance should be directed to supervisors or to the Compliance Officer.

XII. Antitrust

Company Personnel must not engage in activity that unreasonably restrains trade or defeats independent competition. Antitrust violations include, bid rigging, price fixing, market or customer allocation, production allocation and group boycotts, such as joint refusals to deal. Company Personnel who violate antitrust laws may be subject to civil and/or criminal penalties.

XIII. Books and Records; Public Disclosures

The effective operation of the Company’s business, and the integrity of the Company’s public disclosures, is dependent on accurate business records. Company Personnel must prepare and maintain all Company records accurately and honestly. No false or misleading entries may be made in any books, records or accounts of the Company, and no Company funds may be used for any purpose other than as described in the documents supporting the disbursement.

As a public company, the Company has an additional obligation to make or keep books, records and accounts that accurately and fairly reflect Company transactions so that filings and submissions with the Securities and Exchange Commission and public communications can provide full, fair, timely, accurate and understandable disclosure. Company Personnel engaged in the preparation of these filings, submissions and communications (“Public Disclosure Personnel”) must endeavor to insure that the Company’s filings, submissions, and communications meet these objectives. Depending on their duties and responsibilities, other employees may be called upon to provide information to assure that the Company’s reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously. If requested by any Public Disclosure Personnel to provide information for use in such filings, submissions or communications, Company Personnel will provide, as promptly as practicable, accurate, relevant, understandable and complete information on a timely basis.

Employees who are responsible for any aspect of our internal accounting controls and financial and tax reporting systems must be vigilant in recording entries accurately and honestly and in a manner consistent with all legal requirements. If you are uncertain about proper recording of Company transactions or accounting or tax matters, you should consult with a superior. Company Personnel must not take any action to fraudulently influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit of Company financial statements.

Complaints or concerns regarding accounting, internal accounting controls or auditing matters should be reported either to the Compliance Officer or to the Audit Committee of our Board of Directors. You may choose to submit such complaints or concerns anonymously. Any such communication will be treated confidentially.

XIV. Report of Violations

Notification of Complaint – Company Personnel who observe, learn of or, in good faith, suspect a violation of these policies must report the violation immediately to the Compliance Officer (or, in connection with complaints or concerns regarding accounting, internal accounting controls or auditing matters, may report the violation to the Audit Committee of the Board of Directors). You may be subject to disciplinary action, including termination of employment, for failing to do so. Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false. No retaliatory action will be taken against an employee who makes a good faith report of suspected illegal or unethical conduct.

Complaints or concerns regarding compliance with this Code can be directed to:

1. In writing to:

David Clark

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

2. By phone message at: (302) 792-5400

Complaints or concerns regarding accounting, internal accounting controls or auditing matters may be made submitted anonymously to the Audit Committee in writing as follows:

1. In writing to:

Audit Committee

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

2. By phone message at: (302) 792-5400

Investigation and Corrective Action – Reports of violations will promptly be investigated under the supervision of the Compliance Officer or, if it so chooses, the Audit Committee. Company Personnel are required to cooperate fully in the investigation of reported violations and to provide truthful, complete and accurate information. The investigation will be handled as discreetly as reasonably possible, allowing for a fair investigation and any necessary corrective action. Appropriate corrective action will be taken whenever a violation of this policy is determined to have occurred. Depending on the nature of the violation, the offending individual can be subject to disciplinary action, which may include termination. In addition, anyone who interferes with an investigation, or provides information in an investigation that the individual knows to be untrue or inaccurate, will be subject to disciplinary action, which may include termination of employment. Retaliation against employees who, for lawful purposes, file a complaint or participate in an investigation is strictly prohibited.

Confidentiality – Except as may be required by law or by the requirements of the resulting investigation or corrective action, the Compliance Officer and others conducting the investigation will not disclose the identity of anyone who reports a suspected violation if confidentiality is requested.

XV. Protection Against Retaliation

Policy – The Company prohibits any form of retaliation against employees who, for lawful purposes, report to the Company any conduct or activity that may violate the Code, any law or regulation applicable to the Company and its subsidiaries, or any other suspected improper, unethical or illegal conduct or activities by anyone at the Company or its subsidiaries. The Company also prohibits any form of retaliation against employees who provide information, cause information to be provided, or assist in an investigation conducted by the Company or any governmental body regarding a possible violation of any law or regulation relating to fraud, any labor law, or any rule or regulation of the U.S. Securities and Exchange Commission, or who file, cause to be filed, or assist, participate or give testimony in any proceeding relating to an alleged violation of any such law, rule or regulation.

Management Responsibility – All Company officers and other managerial employees are responsible for ensuring adherence to this policy. In addition, each Company officer and managerial employee is responsible for communicating this policy to employees under his or her supervision and for supporting programs and practices designed to develop understanding of, commitment to and compliance with this policy. In the event that any Company officer, other managerial employee or supervisor believes that a violation of this policy has occurred or receives a report of a violation, he or she must immediately contact the Compliance Officer.

Procedures for Reporting Policy Violations – If an employee believes that he or she has been retaliated against (including threatened or harassed) in violation of this policy, he or she should immediately report the retaliation to the Compliance Officer. Once an employee reports retaliation prohibited by this policy, the Company will promptly investigate the matter in accordance with the procedures described in the Code under “Report of Violations.”

XVI. Waivers

Requests for a waiver of a provision of the Code must be submitted in writing to the Compliance Officer for appropriate review, and an executive officer, director or appropriate Board committee will decide the outcome. For conduct involving an executive officer or director, only the Board of Directors has the authority to waive a provision of the Code. In the event of an approved waiver involving the conduct of an executive officer or director, appropriate and prompt disclosure must be made through the filing of a Form 8-K or through the Company’s website, as required by applicable laws, rules and regulations.

Statements in the Code to the effect that certain actions may be taken only with “the Company’s approval” will be interpreted to mean that appropriate officers or members of the Board of Directors must give prior written approval before the proposed action may be undertaken.

XVII. Amendments

This Code may be amended by the Board of Directors. The Company must report promptly through the filing of a Form 8-K or through the Company’s website, any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.

XVIII. Compliance

Adherence to Code; Disciplinary Action – All Company Personnel have a responsibility to understand and follow the Code. In addition, all Company Personnel are expected to perform their work with honesty and integrity in all areas not specifically addressed in this Policy. A violation of this policy may result in appropriate disciplinary action, including the possible termination from employment with the Company.

Communications; Training; Annual Certification – The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Employees will receive periodic training on the contents and importance of the Code and related policies and the manner in which violations must be reported and waivers must be requested. In addition, each officer and each other managerial employee of the Company has an obligation to annually certify that he or she has read and reviewed the Code with his or her subordinates, and all Company Personnel must certify that they read the Code and to the best of their knowledge are in compliance with all its provisions. Forms of these certifications are attached hereto as Appendices I and II.

Responsibility of Senior Employees – All Company officers and other managerial employees will be responsible for the enforcement of, and compliance with, the Code, including necessary distribution to assure employee knowledge and compliance. Directors, officers and other managerial employees are expected to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Managerial employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct or do not demonstrate the appropriate leadership to insure compliance.

XIX. Related Policies

The Code should be read in conjunction with the Company’s other policy statements.

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